UNIONBANCORP, INC.
                      1999 NON-QUALIFIED STOCK OPTION PLAN

                             STOCK OPTION AGREEMENT


         1. A STOCK OPTION to acquire ________________ shares (hereinafter referred to as "Shares") of Common Stock of UNIONBANCORP, INC. (hereinafter referred to as the "Company") is hereby granted to ________________________ (hereinafter referred to as the "Optionee"), subject in all respects to the terms and conditions of the UNIONBANCORP, INC. 1999 NON-QUALIFIED STOCK OPTION PLAN (hereinafter referred to as the "Plan") and such other terms and conditions as are set forth herein. All defined terms herein shall have the meaning given them under the Plan.

         2. This Option is not intended to constitute an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended.

         3. The option price as determined by the Board of Directors of the Company (the "Board") is __________ Dollars and ____________ Cents ($_______)
per Share.

         4.       a. This Option may be exercised on or after _______________.

                  b. In the event of the termination of service of the Optionee due to death, disability or retirement, as provided under Company plans or programs, this Option shall become immediately and fully exercisable.

                  c. In the event of a Change of Control, this Option shall become immediately and fully exercisable.

                  d. In the event of the termination of service of the Optionee for Cause, this Option shall immediately become unexercisable.

         5. This Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. As a condition to the exercise of this Option, the Optionee shall represent to the Company that the Shares being acquired under this Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rule of any governmental agency.

         6. This Option may not be transferred in any manner, except by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him or her. The terms of this Option shall be binding upon the Optionee's executors, administrators, heirs, assigns and successors.

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         7. This Option may not be exercised  more than ten (10) years after the date indicated below and may be exercised during such term only in accordance with the terms and conditions set forth in the Plan.


Dated: ___________, 1999.

                                       UNIONBANCORP, INC.



                                       By:
                                          --------------------------------------
                                          Chairman of the Board


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ATTEST:

         The Optionee acknowledges that he has received a copy of the Plan and is familiar with the terms and conditions set forth therein. The Optionee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the exercise of this Option, the Optionee authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.


Dated: _______________________, 1999.


                                       By:
                                          --------------------------------------

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